Exhibit 99.1

Contact:
Jean Fontana
(646) 277-1214

THE WET SEAL, INC. ANNOUNCES THIRD QUARTER
FISCAL 2014 FINANCIAL RESULTS

FOOTHILL RANCH, CA, December 10, 2014 (BUSINESS WIRE) - The Wet Seal, Inc. (Nasdaq: WTSL), a leading specialty retailer to young women, today announced financial results for its fiscal third quarter ended November 1, 2014.

The Wet Seal Inc. results for all periods reflect the former Arden B. business presented as a discontinued operation. All financial results discussed in this press release are for continuing operations only unless otherwise stated.

Ed Thomas, Chief Executive Officer, stated, “While our results came in at the low end of our expectations during the third quarter, we continue to take important steps in our efforts to address our financial position and our ongoing challenges. A key priority is to address our immediate liquidity needs in the very near term in order for us to have the time and resources to be able to implement our operating strategies. Our operating priorities include repositioning the merchandise assortment with a greater emphasis on fashion product and developing a marketing program with stronger aspirational messaging designed to recapture our target customer. We are also focused on driving growth in our e-commerce business as we continue to see opportunities in this channel. As we work to implement these strategies, we intend to prudently manage cash, take a disciplined approach to inventory management and continue to look for opportunities to reduce costs..”

Third Quarter Fiscal 2014:

▪	Net sales totaled $104.3 million versus net sales of $114.9 million in the third quarter of 2013.

▪	Consolidated comparable store sales declined 14.5%.

▪
Gross profit totaled $14.3 million as compared to $27.4 million a year ago, while gross margin declined to 13.7% versus 23.8% in the third quarter of 2013. The year-over-year decrease in gross margin was due to lower merchandise margins as well as higher occupancy costs as a percentage of sales driven by sales de-leverage from lower average store sales.

▪
Operating loss was $36.3 million compared to operating loss of $12.4 million in the third quarter of fiscal 2013. The current year and prior year quarters include $12.6 million and $4.8 million, respectively, of non-cash asset impairment charges. Operating loss for the third quarter of fiscal 2014 also includes $1.5 million in severance costs. Non-GAAP adjusted operating loss, excluding the effect of these charges, was $22.2 million in the third quarter of fiscal 2014 compared to Non-GAAP adjusted operating loss of $7.6 million in the prior year period. A reconciliation of these Non-GAAP measures to GAAP results is provided in Exhibit B attached to this press release.

▪
Net loss totaled $36.0 million, or $0.43 per diluted share, compared to net loss of $12.5 million, or $0.15 per diluted share, in the prior year quarter. Non-GAAP adjusted net loss in the third quarter of fiscal 2014 was $23.6 million, or $0.28 per diluted share, excluding $12.6 million in non-cash asset impairment charges, $1.5 million in severance costs, and $1.7 million for a gain on warrants and embedded derivatives liabilities. Non-GAAP adjusted net loss in the third quarter of fiscal 2013, excluding the after-tax effect of asset impairment charges, was $7.7 million, or $0.09 per diluted share.

Balance Sheet
As of November 1, 2014, the Company had cash and cash equivalents of $19.1 million and $21.3 million in convertible debt, net of discount. Inventory decreased 26% to $31.6 million compared to $42.6 million a year ago. Inventory per square foot declined 26% compared with the same quarter last year.

Real Estate
During the third quarter of fiscal 2014, the Company opened one and closed two Wet Seal stores. As of November 1, 2014, the Company operated 528 stores in 47 states and Puerto Rico and expects that approximately 60 of those stores will be closed by the end of the fourth quarter as their lease terms expire.

Other Information
As previously disclosed by the Company, the Company has engaged the services of outside advisors, including Houlihan Lokey and FTI Consulting to assist it in analyzing potential strategic and financial alternatives. Such strategic and financial alternatives include, among other things, consideration of out-of-court restructurings as well as bankruptcy court proceedings to recapitalize or restructure the Company’s indebtedness and other obligations. As described in the Company’s Quarterly Report on Form 10-Q filed by the Company today with the Securities and Exchange Commission, in an effort to address its immediate liquidity needs, the Company is, with the assistance of its strategic advisors, engaged in discussions with third parties, as well as key financial stakeholders. Uncertainty exists as to the outcome of such efforts and discussions and no assurances can be given that such efforts and discussions will successfully result in a transaction, or if they do result in a transaction, as to its terms or timing. If the Company is unsuccessful in the very near term in its efforts to address its immediate liquidity needs or otherwise experiences delays and difficulties in such efforts, the Company may deem it advisable to seek a restructuring or other relief under the provisions of the U.S. Bankruptcy Code. Investors are urged to read the Company’s most recent Quarter Report on Form 10-Q for further disclosures regarding the factors, risks and uncertainties which could impact the outcome of such efforts and discussions and the Company’s financial condition.

Conference Call
The Company will host a conference call at 1:30 p.m. Pacific Time today. The call will be hosted by Ed Thomas, Chief Executive Officer, and Tom Hillebrandt, Interim Chief Financial Officer. To participate in the conference call, please dial (877) 407-3982 or (201) 493-6780. A broadcast of the call will also be available on the Company’s website, www.wetsealinc.com. A replay of the call will be available through December 24, 2014. To access the replay, please call (877) 870-5176 or (858) 384-5517 and provide ID number 13596932.

About The Wet Seal, Inc.
The Wet Seal, Inc., a pioneer in fast fashion retailing, sells apparel, footwear and accessories designed for teen girls and young women of all sizes through retail stores nationwide, as well as an e-commerce website. As of November 1, 2014, the Company operated a total of 528 stores in 47 states and Puerto Rico and www.wetseal.com. For more company information, visit www.wetsealinc.com.

Safe Harbor
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the intent, beliefs, plans or expectations of the Company or its management and any other statement contained in this news release not stating a historical fact. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and actual results may differ materially from those expressed or implied in any such forward-looking statements. Factors which could cause the Company’s actual results to differ materially from those expressed or implied in any such forward-looking statements include, but are not limited to: the Company has experienced losses and expects to report net losses and negative cash flow from operations through at least the fourth fiscal quarter of its current fiscal year; there is substantial doubt about the Company’s ability to continue as a going concern; if the Company continues to experience negative cash flows from operations, it will deplete its cash reserves and working capital in the very near term; the Company’s analysis of potential strategic and financial alternatives may not result in a transaction and the Company may experience delays or difficulties in such efforts or with respect to any potential transaction; the Company may not be successful in its efforts to address its immediate liquidity requirements or otherwise raise additional capital in the very near term; doubts about the Company’s ability to continue as a going concern could have an adverse impact on the Company’s relationships with customers, vendors, creditors, landlords, employees and others; the Company may not be successful in its efforts to restructure, on an out-of-court basis, its indebtedness and other obligations in the near term; the Company’s new operating strategies may not result in increased sales as quickly or to the extent intended and the Company’s financial condition is negatively impacting such strategies; and the other risks, factors and uncertainties described in the Company's filings with the Securities and Exchange Commission, including the Company’s most recently filed Quarterly Report on Form 10-Q. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.
Condensed Consolidated Balance Sheets
(000’s Omitted)
(Unaudited)

	November 1, 2014	February 1, 2014	November 2, 2013
ASSETS
Cash and cash equivalents	$19,058	$38,772	$30,084
Short-term investments	—	7,386	35,812
Merchandise inventories	31,578	31,209	42,587
Other current assets	14,784	16,113	16,110
Total current assets	65,420	93,480	124,593
Net equipment and leasehold improvements	24,574	56,289	64,919
Other assets	2,891	1,970	2,003
Total assets	$92,885	$151,739	$191,515
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Accounts payable - merchandise	$20,372	$18,530	$24,623
Accounts payable - other	7,189	8,814	11,361
Accrued liabilities	20,880	20,704	24,203
Current portion of convertible debt, net of discount of $2,808, at November 1, 2014	7,342	—	—
Current portion of deferred rent	3,632	3,508	3,909
Total current liabilities	59,415	51,556	64,096
Warrants and embedded derivatives	1,061	—	—
Senior convertible debt, net of discount of $1,501 at November 1, 2014	13,949	—	—
Deferred rent	28,992	31,066	31,092
Other long-term liabilities	—	1,784	1,796
Total liabilities	103,417	84,406	96,984
Total stockholders’ (deficit) equity	(10,532)	67,333	94,531
Total liabilities and stockholders’ (deficit) equity	$92,885	$151,739	$191,515

Exhibit A (Continued)

The Wet Seal, Inc.
Condensed Consolidated Statements of Operations
(000’s Omitted, Except Share Data)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net sales	$104,295	$114,878	$316,326	$358,245
Gross margin	14,321	27,380	59,182	100,907
Selling, general, and administrative expenses	38,045	35,047	105,551	104,050
Asset impairment	12,586	4,761	29,324	6,156
Operating loss	(36,310)	(12,428)	(75,693)	(9,299)
Gain on warrants and derivatives liabilities	1,695	—	4,630	—
Interest expense, net	(1,345)	(6)	(2,966)	(13)
Loss before provision for income taxes	(35,960)	(12,434)	(74,029)	(9,312)
Provision for income taxes	65	48	194	139
Net loss from continuing operations	$(36,025)	$(12,482)	$(74,223)	$(9,451)
Discontinued operations	$81	$(2,428)	$(5,511)	$(1,391)
Net loss	$(35,944)	$(14,910)	$(79,734)	$(10,842)
Weighted average shares	84,289,028	83,729,646	84,192,836	86,028,985
Net loss per share from continuing operations	$(0.43)	$(0.15)	$(0.88)	$(0.11)
Net loss per share from discontinued operations	$—	$(0.03)	$(0.07)	$(0.02)
Net loss per share	$(0.43)	$(0.18)	$(0.95)	$(0.13)

Exhibit A (continued)
The Wet Seal, Inc.
Condensed Consolidated Statements of Cash Flows
(000’s Omitted)
(Unaudited)

	39 Weeks Ended
	November 1, 2014	November 2, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(79,734)	$(10,842)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,515	10,198
Amortization of debt discount	1,628	—
Amortization of premium on investments	6	123
Amortization of deferred financing costs	449	81
Gain on warrants and derivatives liabilities	(4,630)	—
Gain on settlement of SERP liability	(696)	—
Gain on termination of Arden B loyalty program	(237)	—
Loss on disposal of equipment and leasehold improvements	202	83
Asset impairment	32,643	6,919
Stock-based compensation	1,609	1,212
Changes in operating assets and liabilities:
Income taxes receivables	141	145
Other receivables	1,681	79
Merchandise inventories	(369)	(8,799)
Prepaid expenses and other assets	30	73
Other non-current assets	1,549	29
Accounts payable and accrued liabilities	1,334	(3,295)
Deferred rent	(1,950)	576
Other long-term liabilities	(1,156)	(112)
Net cash used in operating activities	(39,985)	(3,530)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and leasehold improvements	(9,331)	(15,853)
Proceeds from disposal of equipment and leasehold improvements	23	—
Investments in marketable securities	—	(9,500)
Proceeds from maturity of marketable securities	7,380	41,259
Net cash (used in) provided by investing activities	(1,928)	15,906
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	747
Payment of deferred financing costs	(3,273)	—
Proceeds from issuance of senior convertible note	27,000	—
Repurchase of common stock	(128)	(25,318)
Payment of principle on senior convertible note	(1,400)	—
Net cash provided by (used in) financing activities	22,199	(24,571)
DECREASE IN CASH AND CASH EQUIVALENTS	(19,714)	(12,195)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	38,772	42,279
CASH AND CASH EQUIVALENTS, END OF PERIOD	$19,058	$30,084

Exhibit B

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures (Unaudited)

Included within this press release are references to non-GAAP financial measures (“non-GAAP” or “adjusted”), including operating loss, net loss and net loss per diluted share before certain benefits and charges. These financial measures are not in compliance with U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company’s operating performance, when reviewed in conjunction with GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the Company’s business and operations. For further information, see “Company Statement on Disclosure of Non-GAAP Financial Measures” within the Investor Relations section of the Company’s corporate web site, www.wetsealinc.com.

The following is a reconciliation of the applicable GAAP financial measures to the non-GAAP financial measures (in millions, except for net loss per diluted share):

	13 Weeks Ended November 1, 2014			13 Weeks Ended November 2, 2013

	Operating Loss	Net Loss	Net Loss Per Diluted Share	Operating Loss	Net Loss	Net Loss Per Diluted Share
GAAP financial measure	$(36.3)	$(36.0)	$(0.43)	$(12.4)	$(12.5)	$(0.15)
Benefits/Charges:
Gain on warrants & derivatives	—	(1.7)	(0.02)	—	—	—
CEO severance	0.9	0.9	0.01	—	—	—
Other severance	0.6	0.6	0.01	—	—	—
Impairment	12.6	12.6	0.15	4.8	4.8	0.06
Non-GAAP financial measures	$(22.2)	$(23.6)	$(0.28)	$(7.6)	$(7.7)	$(0.09)